DMI Furniture, Inc.
                         101 Bullitt Lane
                    Louisville, Kentucky 40222


                          Press Release

  For further information:

  AT THE COMPANY
  Joseph G. Hill
  Vice-President-Finance
  502-426-4351 Ext. 227
  E-mail:  jhill@dmifurniture.com


  FOR IMMEDIATE RELEASE
  August 31, 1998


     DMI Furniture, Inc. Completes Preferred Stock Retirement


       Louisville, Kentucky - August 31, 1998 -- DMI
  Furniture, Inc. (NASDAQ: DMIF) today announced that it has completed the retirement of its Series C Preferred Stock.

       Of the 1,795,130 Series C shares outstanding on July 29, 1998 when the planned retirement was announced, 1,557,593 Series C shares, or 87% of the outstanding, were redeemed by DMI at the price set by DMI's Articles of Incorporation of $3.00 per share, and the balance of 237,537 Series C shares were converted into 322,922 shares of DMI common stock. The redemption funds were provided by the combination of cash and funds from a term loan provided by Bank One, Indiana, NA.

       After this transaction, the average common and common equivalent shares outstanding decreased from approximately
  6.1 million common and common equivalent shares to approximately 4.2 million common and common equivalent shares. This reduced number of common and common equivalent shares, after the carrying cost of the debt incurred, provides an accretive or anti-dilutive effect on diluted earnings per share exceeding 30%.

       Donald D. Dreher, Chief Executive Officer, said, "The redemption of the Series C Preferred Stock is a very positive transaction for our common stockholders. It simplifies our balance sheet, replaces non-tax deductible preferred dividends with tax deductible interest expense, and increases common shareholder value as the transaction is anti-dilutive or accretive to diluted earnings per common share by over 30%. We are delighted to have this favorable transaction completed".

       The income applicable to common stock will be reduced for the fiscal 1998 fourth quarter and twelve months ending August 29, 1998 by approximately $1.7 million primarily because the redemption price paid of $3.00 per share exceeded the par or carrying value of the Series C of $2.00 per share.

       DMI Furniture, Inc. is a Louisville, Kentucky based vertically integrated manufacturer, importer, and marketer of residential and commercial office furniture with five manufacturing plants in Indiana and manufacturing sources in Asia, Malaysia, and Mexico. Its divisions and trade names include DMI Furniture, Wynwood Furniture, HomeStyles, DMI Desk Company, Wood Classics Furniture Company, Carolina Desk Company, and Carolina Classics Furniture Company.

       DMI press releases and other DMI related information are available on the internet under "Corporate News on the Net" at www.businesswire.com.

       Several statements relating to the estimated effect of the redemption on the Company's future results set forth above are forward looking statements. Management cautions that all statements as to the Company's future results are necessarily subject to risks, uncertainties, and events that may be beyond the control of the Company, and no assurance can be given that such results will be achieved. Potential uncertainties include anticipated sales growth resulting from industry growth and the timing and results of the Company's new product introductions, as well as those risks and uncertainties described in the Company's reports filed with the Securities and Exchange Commission.